United Security Bancshares Reports 3rd Quarter Financial Results

FRESNO, CA - October 18, 2024. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter and nine months ended September 30, 2024. The Company reported net income of $3.8 million, or $0.22 per basic and diluted share, for the quarter ended September 30, 2024, compared to $3.9 million, or $0.22 per basic and diluted share, for the quarter ended September 30, 2023.

Third Quarter 2024 Highlights (as of, or for, the quarter ended September 30, 2024, except where noted):
▪Net interest margin increased to 4.20% for the quarter ended September 30, 2024, compared to 4.09% for the quarter ended September 30, 2023.
▪Annualized average cost of deposits was 1.18% for the quarter ended September 30, 2024, compared to 0.71% for the quarter ended September 30, 2023.
▪Annualized average cost of funds, including short-term borrowings, was 1.38% for the quarter ended September 30, 2024, compared to 1.13% for the quarter ended September 30, 2023.
▪Net income for the quarter decreased 0.62% to $3.8 million, compared to $3.9 million for the quarter ended September 30, 2023.
▪Interest and fees on loans increased 4.64% to $14.4 million, as a result of increases in interest rates despite a decrease in average loan balances, compared to $13.8 million for the third quarter of 2023.
▪Interest expense increased 15.7% to $3.9 million, as a result of increases in short-term borrowing costs and interest expense on purchased brokered deposits, compared to $3.4 million for the third quarter of 2023.
▪The total fair value of the junior subordinated debentures (TRUPs) increased by $65,000 during the quarter ended September 30, 2024. A gain of $661,000 was recorded through the income statement and a loss of $596,000 was recorded through accumulated other comprehensive income. For the quarter ended September 30, 2023, the net $234,000 fair value loss was separately presented as a $811,000 loss recorded through the income statement and a $576,000 gain recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $1.6 million for the quarter ended September 30, 2024. There was no provision recorded for the quarter ended September 30, 2023.
▪Net interest income before the provision for credit losses decreased 0.91% to $11.8 million, compared to $11.9 million for the quarter ended September 30, 2023.
▪Annualized return on average assets (ROAA) increased to 1.24%, compared to 1.21% for the quarter ended September 30, 2023.
▪Annualized return on average equity (ROAE) decreased to 11.63%, compared to 13.06% for the quarter ended September 30, 2023.
▪The Company had remaining available secured lines of credit of $604.4 million, available unsecured lines of credit of $86.0 million, unpledged investment securities of $82.7 million, and cash and cash equivalents of $47.9 million as of September 30, 2024. Short-term borrowings totaled $34.0 million at September 30, 2024, compared to $62.0 million at December 31, 2023.
▪Total loans, net of unearned fees, increased 5.99% to $975.2 million, compared to $920.0 million at December 31, 2023.
▪Total investments decreased 8.55% to $168.8 million, compared to $184.6 million at December 31, 2023.
▪Total deposits increased 6.0% to $1.07 billion, compared to $1.00 billion at December 31, 2023.
▪Net charge-offs totaled $633,000 for the quarter ended September 30, 2024, compared to $467,000 for the quarter ended September 30, 2023.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.69%, compared to 1.70% at December 31, 2023.
▪Book value per share increased to $7.67, compared to $7.14 at December 31, 2023.
▪The Company’s capital position remains well-capitalized with a 12.44% Tier 1 Leverage Ratio compared to 11.82% as of December 31, 2023.

Dennis Woods, President and Chief Executive Officer, commented, “We are very pleased with our third-quarter performance. Our lending team’s commitment to delivering exceptional service to our loyal customers was a key driver of the $55.3 million loan growth since the beginning of the year. We’re particularly proud of our 4.20% net interest margin, especially in light of the increasing deposit pricing pressures from competitors in our market. A significant contributor to this margin is our student loan portfolio, which has yielded 6.44% year-to-date, even after accounting for charge-offs. While the growth in our loan portfolio and the student loan charge-offs necessitated a larger provision for credit losses this quarter, we remain confident in the strength of our credit quality.”

Provided at the end of this press release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs. Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Quarter Ended September 30, 2024:

For the quarter ended September 30, 2024, the Company reported net income of $3.8 million and earnings per basic and diluted share of $0.22, compared to net income of $3.9 million and $0.22 per basic and diluted share for the quarter ended September 30, 2023. Net income for the quarter ended June 30, 2024, was $4.3 million and $0.25 per basic and diluted share. Net income for the quarter ended September 30, 2024, decreased 0.6% when compared to the quarter ended September 30, 2023. The decrease is primarily the result of an increase of $1.2 million in deposit interest expense and a credit loss provision of $1.6 million, partially offset by a decrease of $687,000 in short-term borrowing expense, an increase of $638,000 in loan and fee income, and a change of $1.5 million on the fair value of junior subordinated debentures (TRUPs). ROAE for the quarter ended September 30, 2024, was 11.63%, compared to 13.06% for the quarter ended September 30, 2023. ROAA was 1.24% for the quarter ended September 30, 2024, compared to 1.21% for the quarter ended September 30, 2023.

The annualized average cost of deposits was 1.18% for the quarter ended September 30, 2024, compared to 0.71% for the quarter ended September 30, 2023. Average interest-bearing deposits increased 13.3% between the periods ended September 30, 2023, and 2024, from $598.7 million to $678.3 million, respectively. Included in the increase in interest-bearing deposits are purchased brokered deposits with an average balance of $84.8 million for the quarter ended September 30, 2024. The Bank held no brokered deposits during the quarter ended September 30, 2023. The annualized average cost of funds was 1.38% for the quarter ended September 30, 2024, compared to 1.13% for the quarter ended September 30, 2023. The increase was due to an increase in yields on deposits, partially due to the purchase of brokered deposits, and short-term borrowings.

Net interest income, before the provision for credit losses, was $11.8 million for the quarter ended September 30, 2024, representing a $109,000, or 0.9%, decrease from the $11.9 million reported at September 30, 2023. The decrease in net interest income was driven by increases in interest expense on deposits, offset by decreases in interest expense on short-term borrowings and increases in loan-interest income. The Company’s net interest margin of 4.20% for the quarter ended September 30, 2024, increased from 4.09% for the quarter ended September 30, 2023. The increase in the net interest margin is due to increases in yields on loans and investment securities, partially offset by increases in yields on interest-bearing deposits and short-term borrowings. Net interest income for the quarter ended September 30, 2024, before the provision for credit losses, increased $290,000 from the $11.5 million reported during the quarter ended June 30, 2024. This was primarily due to increases in loan and fee income and decreases in short-term borrowing expenses, partially offset by increases in interest expense on deposits.

Noninterest income for the quarter ended September 30, 2024, totaled $2.0 million, an increase of $1.9 million from the $114,000 in non-interest income reported for the quarter ended September 30, 2023. The increase is primarily attributed to a gain of $661,000 recorded on the fair value of junior subordinated debentures for the quarter ended September 30, 2024, compared to a recorded loss of $811,000 for the quarter ended September 30, 2023. Noninterest income increased $506,000 from the $1.5 million reported for the quarter ended June 30, 2024. This was primarily due to a gain of $661,000 on the fair value of junior subordinated debentures for the quarter ended September 30, 2024, compared to a loss of $225,000 for the quarter ended June 30, 2024.

Noninterest expense for the quarter ended September 30, 2024, totaled $7.1 million, reflecting a $517,000 increase over the $6.6 million reported for the quarter ended September 30, 2023, and a $169,000 increase from the $7.0 million reported from the quarter ended June 30, 2024. The increase between the quarters ended September 30, 2024, and 2023, resulted partially from increases of $263,000 in data processing expenses and $150,000 in salaries and employee benefit expenses.

The efficiency ratio for the quarter ended September 30, 2024, decreased to 52.47%, compared to 54.63% for the quarter ended September 30, 2023. This amelioration was due to a combination of an increase in noninterest income resulting from a gain on junior subordinated debentures offset by increased noninterest expenses.

The Company recorded an income tax provision of $1.3 million for the quarter ended September 30, 2024, compared to $1.6 million for the quarter ended September 30, 2023, and $1.8 million for the quarter ended June 30, 2024. The effective tax rate for the quarter ended September 30, 2024, was 25.43%, compared to 28.8% and 28.9% for the quarters ended September 30, 2023, and June 30, 2024, respectively.

Nine months ended September 30, 2024:

Net income for the nine months ended September 30, 2024, decreased 14.6% to $12.3 million, compared to net income of $14.4 million for the nine months ended September 30, 2023. The decrease is primarily the result of a $1.4 million increase in interest expense on short-term borrowings, a $1.5 million increase in interest expense on deposits, and a $1.2 million increase in the provision for credit losses, partially offset by an increase of $634,000 in interest income, a $694,000 change in the fair value of junior subordinated debentures (TRUPS), a $1.1 million decrease in the provision for income taxes, and a gain of $573,000 recorded on proceeds from life insurance. ROAE for the nine months ended September 30, 2024, was 12.95%, compared to 16.64% for the nine months ended September 30, 2023. ROAA was 1.36% for the nine months ended September 30, 2024, compared to 1.52% for the nine months ended September 30, 2023. Both ratios were impacted by the decrease in net income in 2024 compared to 2023.

The annualized average cost of deposits was 0.91% for the nine months ended September 30, 2024, compared to 0.63% for the nine months ended September 30, 2023. Average interest-bearing deposits decreased 5.9% between the periods ended September 30, 2023, and 2024, from $664.1 million to $624.7 million, respectively. The annualized average cost of funds was 1.25% for the nine months ended September 30, 2024, compared to 0.83% for the nine months ended September 30, 2023. The increase was primarily due to increases in rates paid on deposits and short-term borrowings.

Net interest income before the provision for credit losses for the nine months ended September 30, 2024, totaled $35.0 million, a decrease of $2.3 million, or 0.91%, from the $37.4 million reported for the same period ended September 30, 2023. The Company’s net interest margin of 4.27% for the nine months ended September 30, 2024, decreased from 4.32% for the nine months ended September 30, 2023. The decrease in the net interest margin is due to increases in average deposit costs and short-term borrowing costs and was partially offset by increases in yields on investment securities and loans. Loan yields increased from 5.70% to 6.01% between the two periods while the cost of interest-bearing liabilities increased from 1.40% to 1.97% between the two periods.

Noninterest income for the nine months ended September 30, 2024, totaled $4.6 million, an increase of $2.0 million when compared to the $2.6 million reported for the nine months ended September 30, 2023. This increase resulted primarily from a gain of $573,000 recorded on proceeds from life insurance and a $694,000 change in the fair value of TRUPs. For the nine months ended September 30, 2024, a gain on the fair value of TRUPs of $141,000 was recorded, compared to a loss of $553,000 for the same period in 2023. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. Other noninterest income increased $421,000 between the two periods.

For the nine months ended September 30, 2024, noninterest expense totaled $20.8 million, an increase of $1.8 million compared to $19.1 million for the nine months ended September 30, 2023. On a year-over-year comparative basis, noninterest expense increased due to increases of $895,000 in professional fees and $477,000 in salaries and employee benefits. Professional fees increased primarily due to increases in service contract expense related to information technology services. Salaries and employee benefits expense increased due to increases in salaries, group insurance expense, and stock compensation expense.

The efficiency ratio for the nine months ended September 30, 2024, increased to 52.96%, compared to 47.66% for the nine months ended September 30, 2023. This deterioration was due to a combination of a decrease in net interest income resulting from increased short-term borrowing and deposit expenses and an increase in noninterest expense.

The Company recorded an income tax provision of $4.8 million for the nine months ended September 30, 2024, compared to $5.9 million for the same period in 2023. The effective tax rate for the nine months ended September 30, 2024, was 27.9%, compared to 29.0% for the nine months ended September 30, 2023.

Balance Sheet Review

Total assets increased $44.3 million, or 3.7%, between December 31, 2023, and September 30, 2024. Gross loan balances increased $55.3 million, investment securities decreased $15.8 million, and total cash and cash equivalents increased $7.1 million. Increases in gross loans included increases of $41.2 million in real estate mortgage loans, $16.8 million in agricultural loans, and $3.3 million in commercial and industrial loans, and were offset by decreases of $4.3 million in real estate construction and development loans and $1.9 million in installment loans. Declines in the investment portfolio were partially the result of the maturity of $12.5 million in treasury securities, $8.9 million in paydowns, and a $5.8 million decrease in unrealized losses. Unfunded loan commitments decreased from $183.5 million at December 31, 2023, to $131.9 million at September 30, 2024. OREO balances totaled $4.6 million at December 31, 2023, and September 30, 2024.

Total deposits increased $60.5 million, or 6.0%, to $1.1 billion during the nine months ended September 30, 2024. This was due to increases of $103.7 million in interest-bearing deposits, offset by decreases of $43.1 million in noninterest-bearing deposits. Included in the increase in interest-bearing deposits are $100.0 million in brokered DDA accounts purchased during the second and third quarters of 2024. NOW and money market accounts increased $102.9 million, time deposits increased $10.2 million, and savings accounts decreased $9.5 million. In total, NOW, money market and savings accounts increased 17.7% to $622.9 million at September 30, 2024, compared to $529.4 million at December 31, 2023. Noninterest-bearing deposits decreased 10.7% to $360.1 million at September 30, 2024, compared to $403.2 million at December 31, 2023. Core deposits, which are comprised of noninterest-bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, decreased $49.3 million.

Shareholders’ equity at September 30, 2024, totaled $132.9 million, an increase of $10.3 million from the $122.5 million reported at December 31, 2023. The increase in equity was the result of $12.3 million in net income and a decrease of $3.8 million in accumulated other comprehensive loss, partially offset by $6.2 million in dividend payments. At September 30, 2024, accumulated other comprehensive loss totaled $11.2 million, compared to $15.0 million at December 31, 2023. The decrease in accumulated other comprehensive loss was primarily the result of a decrease of $4.1 million in net unrealized losses on investment securities. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on September 24, 2024. The dividend is payable on October 23, 2024, to shareholders of record as of October 7, 2024, and is included in other liabilities as of September 30, 2024. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $1.8 million for the nine months ended September 30, 2024, compared to a provision of $587,000 for the nine months ended September 30, 2023. The provision recorded during 2024 was primarily driven by charge-offs within the student loan portfolio. Net loan charge-offs totaled $1.2 million for the nine months ended September 30, 2024, compared to $1.4 million for the nine months ended September 30, 2023, and related primarily to student loans for both periods.

The Company’s allowance for credit losses totaled 1.69% of the loan portfolio at September 30, 2024, compared to 1.70% at December 31, 2023. Management considers the allowance for credit losses at September 30, 2024, to be adequate.

Non-performing assets, comprised of nonaccrual loans, loan modifications, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased $974,000 between December 31, 2023, and September 30, 2024, to $17.4 million. As a percentage of total assets, non-performing assets increased from 1.36% at December 31, 2023, to 1.39% at September 30, 2024. The increase in non-performing assets is primarily attributed to an increase of $554,000 in nonaccrual loans, an increase of $368,000 in loans past due more than 90 days and still accruing, and the addition of one loan modification with a balance of $52,000 at September 30, 2024. OREO balances remained at $4.6 million at September 30, 2024 and December 31, 2023.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 13 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Fowler, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) the impact of natural disasters, droughts, earthquakes, floods, wildfires, terrorist attacks, health epidemics, and threats of war or actual war, including current military actions involving the Russian Federation and Ukraine and the conflict in the Middle East, which may impact the local economy and/or the condition of real estate collateral; (3) geopolitical and domestic political developments that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, and increase the volatility of financial markets; (4) changes in general economic and financial market conditions, either nationally or locally; (5) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System and the resulting impact on the Company’s interest-rate sensitive assets and liabilities; (6) changes in banking laws or regulations and government policies that could lead to a tightening of credit and/or a requirement that the Company raise additional capital;
(7) increased competition in the Company’s markets, impacting the ability to execute its business plans; (8) continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than the Company is, and the Company’s response to competitive pressure; (9) loss of, or inability to attract, key personnel; (10) unanticipated deterioration in the loan portfolio, credit losses, and the sufficiency of the allowance for credit losses; (11) the ability to grow the loan portfolio due to constraints on concentrations of credit; (12) challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; (13) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, including failures in or breaches of the Company’s operational and/or security systems or infrastructure, and the Company's ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, and other attacks on the Company’s information technology systems or on the third-party vendors who perform functions for the Company; (14) the failure to maintain effective controls over financial reporting; (15) risks related to the sufficiency of liquidity, including the quality and quantity of the Company’s deposits and the ability to attract and retain deposits and other sources of funding and liquidity; (16) adverse developments in the financial services industry generally, such as the bank failures in 2023 and 2024 and any related impact on depositor behavior or investor sentiment; (17) the possibility that the recorded goodwill could become impaired which may have an adverse impact on earnings and capital; (18) asset/liability matching risks; (19) and changes in the accounting policies or procedures.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2023, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	47,915	40,784
Investment securities (at fair value)
Available-for-sale (AFS) debt securities net of allowance for credit losses of $0 (amortized cost of $182,624 and $204,389, respectively)	165,211	181,266
Marketable equity securities	3,624	3,354
Total investment securities	168,835	184,620
Loans	976,622	921,341
Unearned fees and unamortized loan origination costs - net	(1,471)	(1,299)
Allowance for credit losses	(16,523)	(15,658)
Net loans	958,628	904,384
Premises and equipment - net	8,846	9,098
Accrued interest receivable	8,293	7,928
Other real estate owned (OREO)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	12,410	14,055
Cash surrender value of life insurance - net	20,541	21,954
Investment in limited partnerships	3,900	3,200
Operating lease right-of-use assets	3,173	1,338
Other assets	13,765	14,614
Total assets	$1,255,376	$1,211,045
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$360,117	$403,225
Interest-bearing	704,904	601,252
Total deposits	1,065,021	1,004,477
Short-term borrowings	34,000	62,000
Operating lease liabilities	3,266	1,437
Other liabilities	8,840	9,376
Junior subordinated debentures (at fair value)	11,393	11,213
Total liabilities	1,122,520	1,088,503
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,328,124 at September 30, 2024 and 17,167,895 at December 31, 2023	61,041	60,585
Retained earnings	83,035	76,995
Accumulated other comprehensive loss, net of tax	(11,220)	(15,038)
Total shareholders’ equity	132,856	122,542
Total liabilities and shareholders’ equity	$1,255,376	$1,211,045

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Nine Months Ended
(In thousands, except share and per-share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Interest Income:
Interest and fees on loans	$14,401	$13,576	$13,763	$41,457	$40,292
Interest on investment securities	1,298	1,303	1,491	3,955	4,492
Interest on deposits at other banks	56	93	74	193	187
Total interest income	15,755	14,972	15,328	45,605	44,971
Interest Expense:
Interest on deposits	3,064	1,857	1,841	6,645	5,128
Interest on other borrowed funds	879	1,593	1,566	3,914	2,475
Total interest expense	3,943	3,450	3,407	10,559	7,603
Net Interest Income	11,812	11,522	11,921	35,046	37,368
Provision for Credit Losses	1,558	19	—	1,750	587
Net Interest Income after Provision for Credit Losses	10,254	11,503	11,921	33,296	36,781
Noninterest Income:
Customer service fees	719	718	686	2,143	2,187
Increase in cash surrender value of bank-owned life insurance	132	130	102	399	406
Unrealized gain (loss) on fair value of marketable equity securities	224	4	(92)	270	(99)
Gain on proceeds from bank-owned life insurance	—	573	—	573	—
Gain (loss) on fair value of junior subordinated debentures	661	(225)	(811)	141	(553)
Gain on sale of assets	—	—	—	11	—
Other	287	317	229	1,054	633
Total noninterest income	2,023	1,517	114	4,591	2,574
Noninterest Expense:
Salaries and employee benefits	3,526	3,390	3,376	10,414	9,937
Occupancy expense	990	884	984	2,731	2,804
Data processing	467	198	204	776	583
Professional fees	1,128	1,511	1,177	3,864	2,969
Regulatory assessments	159	162	169	493	554
Director fees	105	103	106	336	321
Correspondent bank service charges	12	11	20	35	57
Net cost of operation of OREO	37	64	30	89	126
Other	718	650	559	2,111	1,731
Total noninterest expense	7,142	6,973	6,625	20,849	19,082
Income Before Provision for Taxes	5,135	6,047	5,410	17,038	20,273
Provision for Taxes on Income	1,306	1,750	1,557	4,751	5,878
Net Income	$3,829	$4,297	$3,853	$12,287	$14,395
Net income per common share
Basic	$0.22	$0.25	$0.22	$0.72	$0.84
Diluted	$0.22	$0.25	$0.22	$0.72	$0.84
Weighted average common shares outstanding
Basic	17,194,024	17,186,266	17,132,080	17,183,757	17,103,982
Diluted	17,206,391	17,187,266	17,140,204	17,186,502	17,115,875

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Average Balances:
Loans (1)	$949,207	$910,404	$945,759	$921,454	$944,766
Investment securities	166,977	165,550	203,516	169,924	207,530
Interest-bearing deposits in other banks	3,896	6,795	5,876	4,634	5,016
Total interest-earning assets	1,120,080	1,082,749	1,155,151	1,096,012	1,157,312
Allowance for credit losses	(15,296)	(15,454)	(15,817)	(15,476)	(15,986)
Nonaccrual loans	12,053	11,938	13,102	11,995	13,272
Cash and non-interest-bearing deposits in other banks	34,113	33,732	33,172	33,140	35,111
Other real estate owned	4,582	4,582	4,582	4,582	4,582
Other non-earning assets	75,750	77,364	76,454	76,404	76,480
Total average assets	$1,231,282	$1,194,911	$1,266,644	$1,206,657	$1,270,771

Interest-bearing deposits	$678,334	$594,138	$598,737	$624,699	$664,064
Junior subordinated debentures	12,464	12,464	12,464	12,464	12,464
Short-term borrowings	44,704	102,469	99,854	77,417	47,088
Total interest-bearing liabilities	735,502	709,071	711,055	714,580	723,616
Noninterest-bearing deposits	353,944	350,911	423,180	355,599	419,808
Other liabilities	10,907	9,570	15,008	9,721	11,341
Total liabilities	1,100,353	1,069,552	1,149,243	1,079,900	1,154,765
Total equity	130,929	125,359	117,401	126,757	116,006
Total liabilities and equity	$1,231,282	$1,194,911	$1,266,644	$1,206,657	$1,270,771

Average Rates:
Loans (1)	6.04%	6.00%	5.77%	6.01%	5.70%
Investment securities	3.09%	3.17%	2.91%	3.11%	2.89%
Interest-bearing deposits in other banks	5.72%	5.50%	5.00%	5.56%	4.98%
Total earning assets	5.60%	5.56%	5.26%	5.56%	5.20%
Interest bearing deposits	1.80%	1.26%	1.22%	1.42%	1.03%
Total deposits	1.18%	0.79%	0.71%	0.91%	0.63%
Short-term borrowings	5.94%	5.44%	5.30%	5.67%	5.36%
Junior subordinated debentures	6.73%	6.71%	6.65%	6.73%	6.29%
Total interest-bearing liabilities	2.13%	1.96%	1.90%	1.97%	1.40%
Net interest margin (2)	4.20%	4.28%	4.09%	4.27%	4.32%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(In thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Cash and cash equivalents	$47,915	$38,757	$43,004	$40,784	$35,297
Investment securities	168,835	166,316	168,563	184,620	187,857
Loans, net of unearned fees and unamortized loan origination costs	975,151	949,413	929,413	920,042	972,871
Allowance for credit losses	(16,523)	(15,323)	(15,451)	(15,658)	(15,649)
Net loans	958,628	934,090	913,962	904,384	957,222
Other assets	79,998	80,659	80,875	81,257	92,716
Total assets	$1,255,376	$1,219,822	$1,206,404	$1,211,045	$1,273,092

Non-interest-bearing deposits	$360,117	$372,886	$353,151	$403,225	$386,258
Interest-bearing deposits	704,904	633,728	602,783	601,252	601,373
Total deposits	1,065,021	1,006,614	955,934	1,004,477	987,631
Other liabilities	57,499	85,858	126,286	84,026	170,433
Total liabilities	1,122,520	1,092,472	1,082,220	1,088,503	1,158,064
Total shareholders’ equity	132,856	127,350	124,184	122,542	115,028
Total liabilities and shareholder’s equity	$1,255,376	$1,219,822	$1,206,404	$1,211,045	$1,273,092

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total interest income	$15,755	$14,972	$14,879	$15,405	$15,328
Total interest expense	3,943	3,450	3,165	3,454	3,407
Net interest income	11,812	11,522	11,714	11,951	11,921
Provision for credit losses	1,558	19	173	873	—
Net interest income after provision for credit losses	10,254	11,503	11,541	11,078	11,921
Total non-interest income	2,023	1,517	1,053	2,997	114
Total non-interest expense	7,142	6,973	6,738	6,872	6,625
Income before provision for taxes	5,135	6,047	5,856	7,203	5,410
Provision for taxes on income	1,306	1,750	1,695	1,803	1,557
Net income	$3,829	$4,297	$4,161	$5,400	$3,853

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	September 30, 2024	December 31, 2023
Real estate - construction and development	$11,995	$11,403
Agricultural	7	45
Total nonaccrual loans	12,002	11,448
Loans past due 90 days and still accruing	794	426
Loan modifications	52	—
Total nonperforming loans	12,848	11,874
Other real estate owned	4,582	4,582
Total nonperforming assets	$17,430	$16,456

Nonperforming loans to total gross loans	1.32%	1.29%
Nonperforming assets to total assets	1.39%	1.36%
Allowance for credit losses to nonperforming loans	128.60%	131.87%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Return on average assets	1.24%	1.21%	1.36%	1.52%
Return on average equity	11.63%	13.06%	12.95%	16.64%
Efficiency ratio (1)	52.47%	54.63%	52.96%	47.66%
Annualized net charge-offs to average loans	0.27%	0.20%	0.18%	0.19%

			September 30, 2024	December 31, 2023
Shares outstanding - period end			17,328,124	17,167,895
Book value per share			$7.67	$7.14
Tangible book value per share			$7.41	$6.88
Loan-to-deposit ratio			91.56%	91.59%
Allowance for credit losses to total loans			1.69%	1.70%
Tier 1 capital to adjusted average assets (leverage ratio):
Company			12.44%	11.82%
Bank			12.35%	11.83%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Nine months ended September 30,
(Dollars in thousands)	2024	2023	Change $	Change %
Net income	$12,287	$14,395	$(2,108)	(14.6)%
Junior subordinated debentures (TRUPs) fair value adjustment (1)	141	(553)
Income tax effect	(42)	160
Non-core items net of taxes	99	(393)
Non-GAAP core net income	$12,188	$14,788	$(2,600)	(17.6)%

(1)Junior subordinated debentures fair value adjustment is not part of core income and depending upon market rates, can add to or subtract from core income and mask non-GAAP core income change.